Exhibit 99.1

MuleSoft Announces Appointment of Yvonne Wassenaar and Marcus Ryu to its Board of Directors

SAN FRANCISCO – December 6, 2017 – MuleSoft (NYSE: MULE), provider of the leading platform for building application networks, today announced that it has appointed Yvonne Wassenaar, CEO of Airware, and Marcus Ryu, CEO of Guidewire to its board of directors. Wassenaar and Ryu bring a combined 40 years of technology leadership experience to MuleSoft.

“Yvonne and Marcus’ deep experience growing and scaling companies will be invaluable to MuleSoft as we continue to solve one of the biggest problem in IT today,” said Greg Schott, chairman and CEO, MuleSoft. “As enterprises move their businesses to the cloud, deploy SaaS and embrace mobile and IoT initiatives, the challenge to quickly and efficiently connect these various endpoints and to deliver the benefits of digital transformation is massive. We’re excited to welcome Yvonne and Marcus to the company’s board of directors to help us deliver transformational outcomes to our customers.”

Yvonne Wassenaar brings more than 25 years of leadership experience in cloud and big data analytics to the MuleSoft’s board. Wassenaar is the current CEO of Airware, a leading enterprise drone analytics company. Prior to joining Airware, Wassenaar served as the CIO of New Relic, where she was recognized as “CIO of the Year” by San Francisco Business Times. Wassenaar spent four years at VMware where she was a key driver in helping scale the business from $2 billion to $6 billion. Wassenaar started her career at Accenture where she spent 17 years, rising in the organization from a computer programmer to Partner in the high tech business unit.

“In a world where change is the new constant, MuleSoft is playing a critical role in helping businesses be more agile,” said Wassenaar. “Having used Anypoint Platform, I admire the powerful product MuleSoft has built and the impressive team behind this technology. I’m thrilled to lend my expertise to help solve the massive IT challenge MuleSoft is tackling.”

Marcus Ryu is the CEO and co-founder of Guidewire Software, a leading provider of software to the global property-casualty industry. Before Guidewire, Marcus held various positions at Ariba and McKinsey & Company.

“I’m honored to join MuleSoft’s board at this exciting time,” said Ryu. “Applying innovative technology for connectivity, MuleSoft serves the urgent need of enterprises to connect to entities and services beyond their four walls. As digital engagement continues to drive IT agenda, including for the industry I know best, P&C insurance, I believe that MuleSoft will continue to enjoy robust demand for their technology. I look forward to working with the board and the rest of the team as MuleSoft enters its next phase of growth as a public company.”

About Anypoint Platform

MuleSoft’s Anypoint Platform™ is a leading solution for API-led connectivity that creates an application network of apps, data, and devices, both on-premises and in the cloud. This hybrid integration platform includes iPaaS, ESB, and a unified solution for API management, design and publishing.

About MuleSoft

MuleSoft’s mission is to help organizations change and innovate faster by making it easy to connect the world’s applications, data and devices. With its API-led approach to connectivity, MuleSoft’s market-leading Anypoint Platform™ is enabling over 1,000 organizations in approximately 60 countries to build application networks. For more information, visit https://www.mulesoft.com.

MuleSoft is a registered trademark of MuleSoft, Inc. All other marks are those of respective owners.

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